Exhibit 99.1

[CBL & ASSOCIATES PROPERTIES INC. LETTERHEAD]

Media Contact: Deborah Gibb, Vice President - Corporate Relations, 423.490.8315, deborah_gibb@cblproperties.com

Investor Contact: Katie Reinsmidt, Director of Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL GAINS CONTROL OF FOUR LEADING ST. LOUIS AREA REGIONAL MALLS IN TRANSACTIONS WITH THE WESTFIELD GROUP

CBL to Dominate St. Louis Market with New and Existing Mall Portfolio

CHATTANOOGA, Tenn. (August 9, 2007) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it has entered into two separate agreements with the Westfield Group (ASX: WDC), involving four St. Louis, MO-area malls. The first agreement will provide for Westfield Group (“Westfield”) to contribute three St. Louis-area regional malls to a CBL-controlled investment vehicle, CW Joint Venture, LLC (“CW JV”). CBL will contribute six of their existing wholly owned malls and three associated centers to the joint venture (see below for additional information).

The second agreement provides for CBL to acquire a fourth regional mall from Westfield, Chesterfield Mall. In conjunction with this acquisition, CBL will assume a $140.0 million non-recourse loan secured by Chesterfield Mall that bears interest at a fixed rate of 5.74%.

The three St. Louis-area malls to be contributed to the joint venture by Westfield include West County Center in Des Peres, Mid Rivers Mall in St. Peters, and South County Center in Mehlville. These malls, together with Chesterfield Mall, have a total estimated gross value of approximately $1.03 billion. In establishing the value of these four malls, the properties will be capped at a 6.2% weighted average cap rate based on net operating income in-place at the time of contribution, after a management fee and a structural reserve. CBL’s five-year projections indicate an estimated annual increase of 20-30 basis points to the initial yield on investment.

CBL’s President, Stephen Lebovitz, commented on the transaction, “We are delighted to enter into this agreement with Westfield. These transactions will provide CBL with four premier shopping centers within the rapidly expanding suburbs of St. Louis. The combination of these four malls and our existing St. Clair Square provides us with a dominant platform in the St. Louis market to maximize leasing results, management synergies, and redevelopment opportunities. These well-performing assets are positioned for accelerating future growth and we are excited to capitalize on their potential.”

The joint venture will assume approximately $320.0 million of debt with an average fixed interest rate of 5.72% secured by the three malls being contributed by Westfield – West County Center, Mid-Rivers Mall, and South County Center. Westfield will receive approximately $420.0 million of perpetual preferred joint venture units (“PJV units”) of CW JV. CBL will have the right, but not the obligation, to purchase the PJV units following the fifth anniversary of closing at liquidation value, plus accrued and unpaid distributions. Westfield will be entitled to receive a 5.0% annual preferred distribution on approximately $420.0 million of PJV units.

CBL will be responsible for management and leasing of the properties and will receive 100% of the property cash flow, after PJV unit distributions and debt service payments. CBL expects the transaction to close within 90 days and estimates

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CBL Announces Transactions With Westfield Group

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that the transaction will generate approximately $0.05 per share of funds from operations for the first twelve months of operation following the transaction close.

About The St. Louis Malls

West County Center ~ St. Louis (Des Peres), MO: West County Center is a 1.3-million-square-foot mall anchored by the state’s only Nordstrom as well as Macy’s and JCPenney. In addition, an anchor position formerly occupied by Lord & Taylor is slated for redevelopment into an open-air lifestyle addition. The mall is located on 51.0 acres with excellent accessibility at the intersection of I-270 and Manchester Road (Hwy 100). West County Center was originally built in 1969 and underwent a $230 million redevelopment in 2002 adding Nordstrom, three parking structures and a new food court in the process. The mall offers premier shops and restaurants including Apple, Sephora, Kate Spade, H&M, Elephant Bar and many more. The mall was 93% occupied at December 31, 2006, and produced 2006 sales of $462 per square foot.

Mid Rivers Mall ~ St. Peters, MO: Mid Rivers Mall is a two-story enclosed regional mall located west of St. Louis in the rapidly expanding city of St. Peters, MO. The 1.0-million-square-foot mall is the only mall in the primary St. Charles County trade area, the fastest growing county in the state. The center is located on 79.0 acres along I-70 and is anchored by Macy’s, Dillard’s, JCPenney, Sears, and a 14-screen Wehrenberg Theater. Originally opened in 1987, the mall was last renovated in 1996. At December 31, 2006, the mall was 82% occupied and produced 2006 sales per square foot of $360.

South County Center ~ St. Louis (Mehlville), MO: South County Center is located in the densely populated southwest St. Louis suburb of Mehlville. The 1.0-million-square-foot mall is anchored by Macy’s, Dillard’s, JCPenney, and Sears. The mall is well situated on 69.0 acres along I-255, just east of the I-255, I-55, and I-270 junction. The mall opened in 1963 and was last renovated and expanded in 2002. At December 31, 2006, the mall was 85% occupied and produced sales of $370 per square foot in 2006.

Chesterfield Mall ~ St. Louis (Chesterfield), MO: Chesterfield Mall is located west of the City of St. Louis at the intersection of 40/64 and Clarkson Road in the affluent and growing suburb of Chesterfield. The 1.3-million-square-foot, multi-level enclosed regional shopping center is anchored by Macy’s, Dillard’s, and Sears. Chesterfield Mall was originally built in 1976 and underwent an extensive $71 million redevelopment and renovation in 2006. A state-of-the-art 14-screen AMC Theater and Cheesecake Factory were added during the redevelopment as well as a number of additional retail stores and restaurants and major upgrades to the mall interior, signage and entrances. Chesterfield Mall’s strong retail line-up includes Pottery Barn, Swarovski, Sephora, H&M, and Williams Sonoma. The mall was 81% occupied at December 31, 2006, and produced sales of $317 per square foot in 2006.

About CBL’s Mall Contribution

St. Clair Square ~ Fairview Heights, IL: St. Clair Square is a super-regional mall located east of the Missouri River from St. Louis in Fairview Heights, IL and is the only mall serving south and southwest Illinois. The 1.1-million-square-foot shopping center has high visibility along Highway 64, the area’s primary east/west thoroughfare. The mall was originally built in 1974 and was last renovated in 2004. The shopping center provides more than 290,000 square feet of retail shops and restaurants including J. Bucks Restaurant, Abercrombie & Fitch, Aeropostale, C.J. Banks, Build-A-Bear Workshop and Bath & Body Works. St. Clair Square generated sales in 2006 of $416 per square foot and was 100% occupied at year-end.

Chapel Hill Mall ~ Akron, OH: The 860,000-square-foot Chapel Hill Mall is located in an upscale suburb of Akron, OH

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CBL Announces Transactions With Westfield Group

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and serves a trade area that includes two of Ohio’s largest universities. Originally built in 1966, Chapel Hill Mall underwent a multi-million dollar enhancement in 1995, including the addition of a 23,000-square-foot Carousel Food Court that features Akron’s only full-size indoor operable carousel. Chapel Hill Mall was most recently renovated in 2006. The one-story mall is located on 80.0 acres at the southwest intersection of Howe and Brittain Roads with access to State Route 8 approximately one mile to the west. Chapel Hill Mall provides shoppers with over 300,000 square feet of shops and restaurants as well as anchors JCPenney, Macy’s, and Sears. Chapel Hill Mall was 89% occupied at year-end with average mall shop sales of $297 per square foot in 2006.

Greenbrier Mall ~ Chesapeake, VA: Greenbrier Mall is an 890,000-square-foot, two-story mall located on approximately 107.0 acres of land in the southeast corner of Greenbrier Parkway and I-64. Anchored by Dillard's, Macy’s JCPenney and Sears, Greenbrier Mall also offers shoppers more than 304,000 square feet of small shop retailers and restaurants. The mall underwent a full interior renovation in fall 2003 with updates to entrances, mall signage, flooring, lighting and other improvements. Centrally located off I-64, Greenbrier Mall serves the densely populated cities of Chesapeake and Virginia Beach as well as the northeastern counties of North Carolina and the Outer Banks. Greenbrier Mall was 96% occupied at year-end with average mall shop sales of $363 per square foot in 2006.

Mall of Acadiana ~ Lafayette, LA: The Mall of Acadiana is considered Southern Louisiana's premier shopping destination, offering shoppers more than 100 retail stores and restaurants including Chico's, Ann Taylor, Talbot's, Coldwater Creek, Banana Republic, Hollister, Nine West, and many more. Anchored by Dillard's, Macy’s, Sears and JCPenney, the 1.0-million-square-foot, single-level mall includes approximately 307,000 square feet of in-line small shop space. The property is located on approximately 73.0 acres and is situated at the intersection of US 167 and Ambassador Caffrey Parkway, approximately five miles south of Interstate 10. Originally built in 1979, the mall was last renovated in 2004. The mall was 98% occupied at year-end and produced sales per square foot of $440 in 2006.

Park Plaza ~ Little Rock, AR: The 547,000-square-foot Park Plaza Mall is strategically located in an established residential and commercial area. Originally built in 1959, Park Plaza Mall underwent a redevelopment in 1988 that transformed the open-air center into an enclosed regional mall. The mall was most recently renovated in 2006. The three-level mall is located on 22.5 acres at the intersection of two major thoroughfares, Markham Street and University Avenue, less than one half mile from I-630. Headquartered in Little Rock, Dillard's anchors Park Plaza Mall with two flagship department stores including a 198,000-square-foot store on the west and an 86,300-square-foot location on the east side of the center. Park Plaza Mall was 91% occupied at year-end, with average mall shop sales of $487 per square foot in 2006.

Westmoreland Mall ~ Pittsburgh (Greensburg), PA: Westmoreland Mall is Westmoreland County’s premier shopping destination with more than 1.0 million square feet of retail, dining and entertainment. Serving one of western Pennsylvania’s fastest growing townships, Hempfield Township, the mall’s trade area encompasses 17 school districts plus six colleges and universities. The mall is conveniently located on approximately 105 acres at the intersection of US Route 30 East and Donahue Road. Originally built in 1977 the mall was last renovated in 2002. Macy’s, The Bon-Ton, Sears, JCPenney, Steve & Barry’s University Sportswear and a 15-screen Carmike Theater anchor the shopping center. In 2006 Westmoreland Mall generated sales of $327 per square foot and was 98% occupied at year-end.

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CBL Announces Transactions With Westfield Group

August 9, 2007

About The Westfield Group

The Westfield Group (ASX: WDC) is the 9th largest entity member of the Australian Securities Exchange/S&P 200 Index. Operating on a global platform, the Group is an internally managed, vertically integrated shopping center group, undertaking ownership, development, design, construction, funds and asset management, property management, leasing and marketing employing in excess of 4,000 staff worldwide. The Group has interests in an investment portfolio of 119 shopping centres valued in excess of A$58.4 billion (US$49.7 billion) located in Australia, the United States, New Zealand and the United Kingdom.

About CBL& Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 132 properties, including 80 regional malls/open-air centers. The properties are located in 27 states and total 75.2 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has thirteen projects under construction totaling 1.8 million square feet including Pearland Town Center in Houston (Pearland), TX; CBL Center II in Chattanooga, TN; two lifestyle/associated centers, eight mall expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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